FIRST PACIFIC ADVISORS, LLC

CODE OF ETHICS

First Pacific Advisors, LLC (“FPA”) has adopted this Code of Ethics (“Code”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). The Code sets forth standards of conduct expected of all employees, directors and officers (“Employees”) of the firm. As a fiduciary, FPA has a responsibility to render professional, continuous and unbiased investment advice, disclose conflicts of interests, and act at all times in the best interests of clients. The policies and procedures outlined in this Code are intended to promote compliance with fiduciary standards by FPA and its employees.

I.	Standards of Conduct

FPA has adopted standards of business conduct required of its Employees. Employees shall maintain the highest ethical standards in carrying out FPA’s business activities and conduct themselves with honesty and integrity, and in a professional manner to preserve and protect the firm’s reputation.

A.	Compliance with Laws and Regulations

Employees must comply with applicable federal securities laws1 and shall not:

1.	employ any device, scheme, or artifice to defraud clients in any manner;

2.	mislead clients by making an untrue statement of material fact or omitting a material fact to a statement;

3.	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon clients; or

4.	engage in any manipulative practice with respect to clients and securities.

B.	Conflicts of Interest

As a fiduciary, FPA has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

1.	Conflicts among Client Interests. Conflicts of interest may arise where the firm or its Employees have reason to favor the interests of one client over another client. Employees are prohibited from engaging in any inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

[1]	“Federal securities laws” means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act (“GLB Act”), any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

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2.	Competing with Client Trades. Employees are prohibited from competing with clients for direct or indirect personal profit using knowledge about securities transactions of clients. Conflicts raised by personal securities transactions are addressed more specifically in Section D of the Code.

3.	Disclosure of Personal Interest. Employees are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship or other material interest in the issuer, or its affiliates, to the Management Committee and the Chief Compliance Officer (“CCO”) or his or her designate, or, with respect to the Management Committee’s and CCO’s interests, another designated senior officer, the Chief Operating Officer (“COO”). If such designated person deems the disclosed interest to present a material conflict, the Employee may not participate in any decision-making process regarding the securities of that issuer.

4.	Brokerage/Referrals. Employees are required to act in the best interests of the firm’s clients regarding execution and other costs paid by clients for brokerage services. As part of this principle, Employees shall strictly adhere to FPA’s policies and procedures regarding brokerage, including trade allocation, best execution, soft dollars and directed brokerage.

5.	Vendors and Suppliers. Employees are required to disclose any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the firm. Employees with such interests are prohibited from negotiating or making decisions regarding the firm’s business with those companies.

6.	No Transactions with Clients (Principal Trades). Employees are not permitted to knowingly sell to or purchase from a client any security or other property, except securities issued by the client.

An exception to the prohibitions of Paragraphs 5 and 6 may be granted when an Employee receives approval of at least two members of a Committee comprised of the COO, CCO, and Head Trader (“Committee”) because the unique nature of the transaction appears to present no reasonable likelihood of harm to client accounts. The Committee must also consider that an adviser can act as principal in a securities transaction with a client only by complying with Section 206(3) of the Advisers Act, which requires the adviser to disclose in writing to the client the capacity in which he is acting before completion of the transaction and obtaining client consent to the transaction. The disclosure must be made and the consent obtained for each transaction in which the adviser acts as principal vis-à-vis the client.

C.	Insider Trading

Employees are prohibited from trading, either personally or on behalf of others, while in possession of material nonpublic information. Employees are further prohibited from communicating material nonpublic information to others in violation of the law. For policies and procedures on insider trading, refer to FPA’s Policy Statement on Insider Trading and Procedures to Implement the FPA Policy Against Insider Trading.

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D.	Personal Securities Transactions

Employees’ personal securities transactions shall strictly comply with FPA’s policies and procedures established to address potential conflicts of interests that may arise between personal securities transactions by Employees and transactions in client portfolios managed by the firm.

1.	Definitions. “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.[2]

“Covered Security” means a Security, except that it does not include: bankers’ acceptances; bank certificates of deposit; commercial paper; repurchase agreements; and shares issued by money market funds.

2.	Trading Restrictions. Employees shall not purchase or sell, directly or indirectly, for his or her own account or any account involving a family member, including spouse, dependent children or any person living in the household or to whom contributes economic support, or any account or trust in which he or she or family member may have a beneficial interest in:

a.	any “covered securities” that client accounts are buying or selling until such buying or selling is completed or canceled, or

b.	any “covered securities” which are under active consideration for purchase or sale, whether through written or oral investment recommendations.

Additionally, Employees may not:

c.	sell short any “covered securities” held long by a client account;

d.	purchase any “covered securities” sold short by a client account; or

e.	purchase any financial service companies that provide brokerage services as a major component of their business.

This policy must be understood to prohibit not only transactions in any “covered security” that client accounts might be buying or selling, but also prohibit participation in related securities (such as warrants, convertible bonds, puts or calls) until such accounts’ transactions are concluded.

[2]	As defined in Section 202(a)(18) of the Investment Advisers Act of 1940

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The restriction does not apply to securities issued by the Government of the United States (“U.S.”) or state/local municipalities, and shares of open-end registered investment companies.

3.	Blackout Periods. Employees may not purchase or sell any “covered security” which to his knowledge has been purchased or sold for any client account during seven calendar days prior to his purchase or sale, or which is being actively considered for purchase or sale for any client account. In addition, Employees shall not purchase or sell any “covered security” that is subsequently purchased or sold by any client account, within seven calendar days.

The prohibitions of Paragraph 3 shall not apply to (i) securities issued by the Government of the U.S. or state/local municipalities, and shares of open-end registered investment companies; (ii) sales by an Employee of a “covered security” eliminated from all client accounts, provided that the Employee sells no sooner than the first trading day subsequent to its elimination from all client accounts and the accounts no longer have any direct or indirect interest in the security sold; (iii) purchases or sales by an Employee who received the prior approval of the Committee (comprised of the COO, CCO, and Head Trader) because the transaction appears to present no reasonable likelihood of harm to client accounts; or (iv) purchases or sales by an Employee within 7 calendar days prior to a purchase or sale by any client accounts if the transaction receives the approval the Committee because the transaction appears to present no reasonable likelihood of harm to client accounts and because, to the knowledge of the Employee at the time the transaction was effected, the “covered security” was not being considered for purchase or sale by any client accounts.

4.	Short Sales. Short sales are permitted but are not encouraged. Moreover, any person selling short should remember that if client accounts were subsequently to buy the securities of the company sold short, the Employee must wait until client accounts’ transactions are completed before covering the short position.

5.	Initial Public Offerings. Employees shall not acquire “beneficial ownership” of any common stock until after the completion of its initial registered public offering; under no circumstances can any Employee personally buy shares included in any such offering.

In general, “beneficial ownership” means that a person, directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. An indirect pecuniary interest includes (i) securities held by a member of a person’s immediate family sharing the same household, (ii) a persons’ interest in securities held by a trust, and (iii) a person’s right to acquire securities through the exercise of a derivative security. The definition of “beneficial ownership” is complex and is is interpreted

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in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act. If you have any question on whether you have a beneficial interest in a security, please consult with the CCO. Any report filed under this Code may state that the report is not to be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

6.	Private Placements. Employees shall not acquire “beneficial ownership” of any security in a “private placement” or unregistered offering without obtaining prior written approval from two members of a Committee comprised of the COO, CCO, and Head Trader.

7.	Short Term Trading. Securities transactions by portfolio management and trading personnel ordinarily should be for long-term investment rather than short-term trading. Any general practice of purchasing securities for quick day-to-day or month-to-month profits violates this Code. As such, Employees shall refrain from short-term trading, which includes the purchase and sale, or sale and purchase, of a “covered security” within any 60-day period, otherwise any pre-tax profit realized on such sale is forfeited to a charitable organization. Nevertheless, in order to avoid inequitable application of this rule, a security may be sold within 60 days after purchase and any profit retained, provided, that the sale is pre-cleared with at least two members of a Committee comprised of the COO, CCO, and Head Trader because the transaction appears to present no reasonable likelihood of harm to client accounts.

Employees’ direct or indirect beneficial ownership in “covered securities” managed by an investment adviser with full discretionary authority over such securities or an account that Employees’ disclaim control over management are excluded from the above. Security transactions that are effected pursuant to an automatic investment plan (which includes dividend reinvestment plans) and transactions effected pursuant to corporate actions (stock splits, tender offers) are also excluded.

E.	Service on a Board of Directors

Employees shall not serve on the boards of directors of publicly traded companies without prior written authorization from at least two members of a Committee comprised of the COO, CCO, and Head Trader. The Committee shall grant authorization based on an evaluation of any potential conflicts of interest between the service on a board, the firm, or any client accounts.

F.	Other Outside Activities

Employees shall not engage in any ongoing outside business activities without written disclosure to their appropriate supervisors. The COO and/or CCO, or with respect to the COO’s and CCO’s outside activities, another designated senior officer, the Management Committee, shall evaluate the activity for any potential conflicts of interest with the firm or any client accounts.

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G.	Gifts and Entertainment

Under no circumstances shall any Employee accept or give any money, stocks, bonds, notes, etc. from or to any person or entity that does business with or on behalf of FPA. In addition, Employees shall not accept or give any extravagant or excessive entertainment from or to a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the firm. Employees may provide or accept a business entertainment event (i.e., dinner or sporting event) of reasonable value, if the person or any entity representative is present.

Employees shall not give any other type of gift, service, or other thing of more than de minimis value ($250) to any person or entity that does business with or on behalf of FPA. Any gift used for promotion and goodwill of FPA must be included in an expense reimbursement form submitted to the Controller.

Employees are required to submit written documentation of any gift, service, or other thing with an estimated value of more than $100 within ten days of receipt by completing a Receipt of Gift Form and having it approved by either the COO or CCO. FPA shall maintain a log of gifts and entertainment of $100 or more which have been approved. Any gift, service, or other thing of more than de minimis value ($250) received from any person or entity that does business with or on behalf of FPA shall be pre-cleared by the COO or CCO, who shall make the determination of whether the firm or Employee can accept such gift on a case-by-case basis given the specific situation.

H.	Political and Charitable Donations

FPA and its Employees are prohibited from making political or charitable contributions for the sole purpose of obtaining or retaining advisory contracts. Covered Associates3 and all other FPA employees are required to request permission prior to making a political contribution exceeding $150. Any contributions equal to or exceeding $150 must be pre-cleared with the Corporate Secretary who will maintain a record of the pre-clearance request and subsequent approval or denial. Additionally, Covered Associates and all other employees shall report quarterly to the Corporate Secretary any contributions that exceed $150 for politicians and will submit annual certifications each year. Please refer to FPA’s Pay to Play (Political Contributions) for further background and details.

I.	Confidentiality

Employees shall not disclose to persons outside the firm any material nonpublic information about any client, the securities investments made by the firm on behalf of a client, information about contemplated securities transactions or information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes. Employees shall keep confidential and safeguard at all times any firm or

[3]	For purposes of this policy, covered associates will include General Partners of FPA, all members of the marketing and client service departments and all other executive officers of FPA, FPA Fund Distributors, Inc and any executive officers of the FPA Family of Funds and Source Capital, Inc. Covered Associates will also include managers of unregistered products.

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client information obtained in the course of their employment at the firm. If client nonpublic personal information is found in an open or vulnerable location, employees are responsible for following the same procedures as they would with material nonpublic information and bring any nonpublic personal information to the COO, or in his absence, the CCO. Section 248.3(t)(1) of Regulation S-P states “Nonpublic Personal Information means: i) Personally identifiable financial information; and ii) any list, description, or other grouping of consumers (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available information.”

In addition, Employees shall maintain informational barriers between FPA and its affiliates. FPA operates independently from its affiliates and investment decisions are exclusively made by FPA Employees. As such, no information on investment portfolio holdings or securities transactions are shared with any of its affiliates.

II.	Compliance Procedures

A.	Personal Securities Transactions Procedures and Reporting

1.	Pre-clearance. All acquisitions and sales of “covered securities” where employees have direct or indirect “beneficial ownership” must be cleared prior to execution. Authorization will be in effect for one trading day only. Prior verbal approval may be obtained from the Trading Department which shall consult with the appropriate portfolio manager. Written documentation should be submitted within ten days of trade date by completing a Personal Securities Transaction Form and having it approved by (i) the Trading Department and (ii) either the COO, or CCO.

The pre-clearance requirement shall not apply to securities issued by the Government of the U.S. or state/local municipalities, and shares of open-end registered investment companies. In addition, employees’ direct or indirect beneficial ownership in “covered securities” managed by an investment adviser for an asset-based fee with full discretionary authority over such securities or an account that Employees’ disclaim control over management are excluded from the pre-clearance requirement. Security transactions that are effected pursuant to an automatic investment plan (which includes dividend reinvestment plans) and transactions effected pursuant to corporate actions (stock splits, tender offers) are also excluded.

After approval, the Personal Securities Transaction Form is then forwarded to the Corporate Secretary for retention in a confidential Employee’s securities transaction file, together with a copy of the confirmation for the transaction.

2.	Trade Memorandum. Employees shall be required to prepare a memorandum to the file explaining any trade within 30 days before or after a trade of the same security was made on behalf of a client account. This memorandum should be forwarded to the Corporate Secretary.

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3.	Duplicate Confirmations and Statements. Employees shall direct their broker-dealer, bank or financial services entity to supply a duplicate copy of confirmations of personal securities transactions in covered securities and duplicate monthly statements for each account to:

Ms. Sherry Sasaki, Corporate Secretary

First Pacific Advisors, LLC

11400 W. Olympic Boulevard, Suite 1200

Los Angeles, CA 90064

In the event that duplicate confirmations cannot be obtained for transactions in registered investment companies, Employees are required to provide a duplicate copy of their confirmation or statement as part of their quarterly transaction reporting.

4.	Quarterly Transactions Reporting. Employees shall report quarterly to the Corporate Secretary transactions in any “covered security” in which they have or acquire direct or indirect “beneficial ownership.” The report shall be made not later than 10 days after each calendar quarter. The date of the transaction, the title, exchange ticker symbol or CUSIP number, interest rate and maturity date (where applicable), the number of shares or the principal amount of the security involved; the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); the price at which the transaction was effected; the name of the broker-dealer, bank or financial services entity with or through whom the transaction was effected; and the date the report is submitted. Security transactions that were effected pursuant to an automatic investment plan (including dividend reinvestment plans) and transactions effected pursuant to corporate actions (stock splits, tender offers) should be excluded from reporting.

For Employees’ 401K and direct payroll investments in FPA mutual funds, FPA shall obtain such information on FPA registered investment company transactions through payroll reporting and as administrator of FPA’s 401K plan.

5.	Annual Holdings Reporting. Employees shall disclose all of their direct or indirect “beneficial ownership” of “covered securities” (including any securities acquired through direct payroll investments or Employees’ 401(k) plans) within 10 days of employment and thereafter annually as of June 30.The holdings report shall be current as of a date no more than 45 days prior to when the report was submitted.

6.	Quarterly Brokerage Account Reports. Employees shall disclose any broker-dealer, bank or other accounts used or maintained for any covered security transactions upon commencement of employment and thereafter quarterly.

7.

Monitoring of Personal Securities Transactions. FPA has designated the Corporate Secretary with the responsibility for reviewing and monitoring of personal securities transactions and holdings of its Employees. The review shall include (1) an assessment of an Employees’ adherence to required internal procedures (i.e., pre-clearance, securities transaction reporting, etc.); (2) a comparison of Employee transaction reports to brokerage confirmations and

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statements; (3) an evaluation of Employee trading activities in the same securities being traded for client accounts; and (4) an evaluation of unusual Employee trading patterns. The firm shall also designate other persons from time to time with the responsibility for reviewing and monitoring the personal securities transactions of the Corporate Secretary and for taking on the responsibilities of the reviewer in the reviewer’s absence. In addition, the CCO shall perform periodic reviews to ensure that compliance procedures on personal securities are adhered to by Employees and are reviewed and monitored by designated persons.

B.	Certification of Compliance

1.	Initial Certification. FPA shall provide all Employees with a copy of this Code. Employees are required to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with the terms of the Code.

2.	Acknowledgement of Amendments. FPA shall provide Employees with any material amendments to its Code. Employees are required to submit a written acknowledgement that they have received, read, and understand the amendments to the Code.

3.	Annual Certification. Employees are required to certify annually that they have read, understand, and are subject to the Code. In addition, Employees shall certify annually that they:

a.	agree to comply with the requirements of the Code;

b.	disclosed or reported all personal securities transactions and holdings required pursuant to the requirements of the Code;

c.	disclosed any service on Board of Directors and/or any engagements in any ongoing outside business activities;

d.	disclosed any criminal, legal and disciplinary events (professionally and personally), including any actions or fines by regulatory agencies or professional organizations that could be potentially material to FPA’s advisory business activities; and

e.	disclosed all political contributions over $150 during the year, if any.

III.	Record Keeping

FPA shall maintain records applicable to the Code as required by the Advisers Act. Refer to FPA’s policies and procedures on recordkeeping and maintenance.

IV.	Form ADV Disclosure

FPA shall include a description of its Code in its Form ADV Part II and shall provide a copy of its Code to any client or prospective client upon request.

V.	Administration and Enforcement of the Code

A.	Training and Education. FPA shall provide Employee training on the Code at the time of employment, when material revisions are made to the Code, and as deemed necessary by the CCO. Employees shall be required to attend any training sessions or read any applicable training materials.

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B.	Annual Review. In conjunction with its review of FPA’s Compliance Program, the CCO shall review at least annually the adequacy of the Code and the effectiveness of its implementation.

C.	Reporting Violations. Employees must report suspected violations of the Code promptly to the CCO, COO, Management Committee, or Committee. Any retaliation against any Employee who reports a suspected violation of the Code is prohibited and constitutes a further violation of this Code. Employees may also submit any suspected violations of the Code anonymously.

D.	Disciplinary Actions. Any violation of the Code may result in disciplinary action as deemed appropriate by the Committee, including but not limited to a warning, fine, disgorgement, suspension, demotion, or termination of employment. In addition, the Committee may report violations of the Code, where appropriate, to regulatory authorities.

E.	Information Resources. Additional guidance or clarification on the Code can be obtained directly from the Committee.

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